Exhibit 99.1

For more information, contact:
Roman Kichorowsky	Kathryn Ghita
FalconStor Software, Inc.	Metis Communications
631-773-4303	617-236-0500
roman.kichorowsky@falconstor.com	falconstor@metiscomm.com

FalconStor Names Gary Quinn Executive Vice President and Chief Operating Officer

Proven Operations Executive to Drive Customer-Facing Functions Worldwide

MELVILLE, N.Y., APRIL 8, 2013— FalconStor Software, Inc. (NASDAQ: FALC), a market leader in disk-based data protection, today announced that it has named Gary Quinn executive vice president and chief operating officer (COO). In his new role, Quinn will oversee and support worldwide operations with a concentration on all customer-facing functions, including global sales and marketing, education, product support, and professional services, ensuring the growth of the business and propelling the company’s competitive advantage and customer value to the market. Previously, Quinn served as FalconStor’s vice president of sales and marketing for North America, focused on expanding FalconStor’s North American channel sales initiatives and partner network.

“In the past year, Gary has demonstrated his executive leadership and operational skills to enhance sales and marketing in North America, establishing new best practices and empowering his team to work smarter,” said Jim McNiel, president and CEO of FalconStor. “Gary’s leadership and passion for building valuable relationships with FalconStor’s partners and customers is contagious. He has proven to be a valuable addition to our executive staff; and, as chief operating officer, I know he will continue to optimize business operations and elevate productivity successfully.”

“I was attracted to FalconStor by the company’s vision, its technology and its impressive talent across the board – and this past year has strengthened my conviction in FalconStor’s potential,” said Quinn. “I could not ask for a better team to work with every day, and I welcome this opportunity to move forward with the new responsibilities entrusted to me. My goal is to inspire and maintain the highest levels of customer delight in every aspect of the business around the world.”

Prior to joining FalconStor, Quinn, age 52, spent more than 20 years at CA Technologies, finishing as executive vice president of international sales and North American channel sales. At CA, Quinn turned around a three-year decline in North American channel business and achieved an annual growth rate of 25 percent. He has more than 15 years of executive experience in the information technology industry, specifically within the partner community, assisting in generating revenue and strengthening relationships. Most recently, Quinn was the commissioner of information technology (CIO) of the Suffolk County Department of Information Technology, Long Island, New York.

About FalconStor Software
FalconStor Software, Inc. (NASDAQ: FALC) is a market leader in disk-based data protection. The company’s mission is to transform traditional backup and disaster recovery into next-generation service-oriented data protection. Built upon an award-winning platform, FalconStor solutions deliver disk-based backup, continuous data protection, WAN-optimized replication and disaster recovery automation. FalconStor solutions are available through a worldwide network of partners, including solution providers, top-tier strategic partners and major OEMs. Thousands of customers worldwide, from small businesses to Fortune 100 enterprises, entrust their data to FalconStor solutions. FalconStor maintains headquarters in Melville, N.Y., and offices throughout Europe and the Asia Pacific region. For more information, visit www.falconstor.com or call 1-866-NOW-FALC (866-669-3252).

Follow us on Twitter – Watch us on YouTube – Connect with us on LinkedIn

# # #

This press release includes forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include: delays in product development; market acceptance of FalconStor’s products and services; technological change in the data protection industry; competition in the data protection market; results and costs associated with governmental investigations; intellectual property issues; and other risk factors discussed in FalconStor’s reports on Forms 10-K, 10-Q and other reports filed with the Securities and Exchange Commission.

FalconStor and FalconStor Software are registered trademarks of FalconStor Software, Inc., in the U.S. and other countries. All other company and product names contained herein may be trademarks of their respective holders.

Links to websites or pages controlled by parties other than FalconStor are provided for the reader’s convenience and information only.  FalconStor does not incorporate into this release the information found at those links nor does FalconStor represent or warrant that any information found at those links is complete or accurate.  Use of information obtained by following these links is at the reader’s own risk.